Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. Reports Second Quarter 2010 Results

PITTSBURGH, PA – July 28, 2010—Mastech Holdings, Inc. (NYSE Amex: MHH – News), a national provider of Information Technology and Specialized Healthcare staffing services, announced today its financial results for the second quarter ended June 30, 2010.

Revenues for the quarter were $16.9 million, compared to $17.7 million reported in the corresponding quarter last year. Gross margins in the 2010 quarter increased to 19.9% compared to 19.3% for the 2009 quarter. Consolidated net income for the second quarter 2010 totaled $109,000 or $0.03 per diluted share, compared to $256,000, or $0.07 per diluted share, in the same period last year.

Demand for our IT staffing services continued to improve during the second quarter and pricing of our service offerings have stabilized. We were able to grow our billable consultant-base for the second consecutive quarter and deliver gross margin expansion during each of the last three quarters. Business activity in healthcare remains challenging. However, we have been successful in expanding our healthcare service offerings geographically, as we position ourselves to capitalize on this sector’s expected recovery from its cyclical trough.

Thomas Moran, Chief Executive Officer of Mastech stated, “While we have much work ahead of us, I’m pleased with the progress that has been made over the last year. During second quarter, we achieved sequential organic revenue growth of 7.7%, our first quarterly sequential growth since fourth quarter 2007; expanded gross margins for a third consecutive quarter; and grew earnings per share, despite considerable SG&A investment aimed at accelerating future growth opportunities. We remain committed to managing our organization for sustainable long-term value creation and will be making additional SG&A investment during the second half of 2010 to enhance and expand our ability to service both our existing and prospective clients.”

Commenting on the Company’s financial position, Jack Cronin, Chief Financial Officer, stated, “At June 30, 2010, we had $6.1 million of cash on hand, no outstanding bank debt and access to $6.7 million of credit under our existing revolving credit facility. Additionally, our accounts receivable are in good shape with less than 2% of the outstanding balance aged for more than 90-days.”

In conjunction with its second quarter earnings release, Mastech will host a conference call at 9:00 A. M. EDT on July 28, 2010 to discuss these results and to answer questions. A live webcast of this conference call will be available on the company’s website, www.mastech.com. Simply click on the Investor Relations section and follow the links to the live webcast. The webcast will remain available for replay through August 4, 2010.

About Mastech Holdings, Inc.:

Leveraging the power of 20 years of IT experience, Mastech (NYSE Amex: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations and Specialized Healthcare Staffing services to hospitals and other healthcare facilities. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2009.

# # #

For more information, contact:

Donna Mascia

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	June 30, 2010	December 31, 2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,101	$7,113
Accounts receivable, net	8,181	7,232
Prepaid and other current assets	690	401
Deferred income taxes	256	312

Total current assets	15,228	15,058
Investment in unconsolidated affiliate	5	5
Equipment, enterprise software and leasehold improvements, net	150	160
Goodwill and intangible assets, net	629	—
Deferred income taxes	82	87

Total assets	$16,094	$15,310

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$57	$—
Accounts payable	1,638	1,653
Accrued payroll and related costs	2,433	2,179
Deferred revenue and other liabilities	161	226

Total current liabilities	4,289	4,058
Long-term debt	68	—

Total liabilities	4,357	4,058
Shareholders’ equity:
Common stock, par value $0.01 per share	37	36
Additional paid-in capital	9,843	9,530
Retained earnings	1,857	1,686

Total shareholders’ equity	11,737	11,252

Total liabilities and shareholders’ equity	$16,094	$15,310

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2010	2009	2010	2009
Revenues	$16,920	$17,675	$32,637	$38,233
Cost of revenues	13,556	14,271	26,198	30,986

Gross profit	3,364	3,404	6,439	7,247
Selling, general and administrative	3,125	2,888	6,058	5,788
Depreciation and amortization	50	82	79	167

Income from operations	189	434	302	1,292
Other income/(expense), net	(8)	(3)	(14)	(30)

Income before income taxes	181	431	288	1,262
Income tax expense	72	175	116	511

Net income	$109	$256	$172	$751

Earnings per share:
Basic	$0.03	$0.07	$0.05	$0.21

Diluted	$0.03	$0.07	$0.05	$0.21

Weighted average common shares outstanding:
Basic	3,676	3,607	3,655	3,607

Diluted	3,749	3,666	3,739	3,654